Exhibit 99.1

30 Shelter Rock Road	Danbury, CT 06810	Tel: (203) 797-2699	Fax: (203) 797-2697

Electro Energy Appoints New Chairman and New Director

Danbury, CT, March 11, 2008 — Electro Energy Inc. (NASDAQ: EEEI), a leading provider of advanced battery technologies and associated systems, announced today that the Board of Directors has appointed Bruce L. Lev as Chairman. Mr. Lev has served as a Director and Chairman of the Audit Committee since June 15, 2007. Mr. Lev’s appointment follows the resignation of Martin Klein, who will continue to serve as a Director. The Board of Directors also appointed Jeffrey Auerbach as a Director and a member of the Corporate Governance and Nominating Committee.

Mr. Lev said, “I look forward to helping Electro Energy meet the challenges associated with the growth of rechargeable 18650 lithium ion cylindrical battery cell manufacturing and sales as well as the continued development of its proprietary wafer cell battery technology. On behalf of the entire Board and the stockholders, I want to thank Marty Klein for his steady leadership over the years and we will continue to rely on his knowledge and experience in guiding the Company in the future.” Mr. Lev also stated, “Jeff Auerbach was instrumental in completing the recent financing and he will be a valuable resource in assisting Electro Energy with future capital requirements.”

About Electro Energy Inc.

Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar wafer cell nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation is AS9100/ISO9001 certified and supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary bipolar wafer cell design. EEEI owns significant manufacturing assets near Gainesville, Florida for rechargeable lithium ion 18650 cylindrical cells, the standard cell used in the electronics industry. For further information, please visit www.electroenergyinc.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:
Brenda Cooper
(203) 797-2699